Exhibit 6.9

TRADEMARK ASSIGNMENT AND LICENSE-BACK AGREEMENT

This Trademark Assignment and License-Back Agreement (this “Agreement”) is made and entered into as of July 16, 2026 (the “Effective Date”), by and between NDSE Cyber Ltd, a company organized under the laws of the Commonwealth of The Bahamas (“Assignor”), and Naoris Quantum Protocol Inc., a Nevada corporation (“Assignee”) having its address at 801 Brickell Ave, Suite 800, Miami, FL 33131. Assignor and Assignee are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Assignee is a Nevada corporation that owns, and is prosecuting before the United States Patent and Trademark Office (the “USPTO”), the trademark applications identified on Schedule A (the “Applications”) for the marks NAORIS, NAORIS PROTOCOL, and the other marks listed on Schedule A (collectively, the “Marks”).

B. Assignor has used and is using one or more of the Marks in commerce, including in connection with the operation of the website www.naorisprotocol.com and the issuance, marketing, and trading of the $NAORIS cryptocurrency token (the “Coin”).

C. By reason of such use, Assignor may hold or have acquired common-law rights in and to the Marks, together with the goodwill of the business symbolized thereby (collectively, the “Assigned Rights”).

D. The Parties desire to consolidate all right, title, and interest in and to the Marks in a single owner, to confirm that all use of the Marks inures to the benefit of Assignee, and to support the validity and enforceability of the Marks and the Applications. Accordingly, Assignor desires to assign, and Assignee desires to acquire, all of Assignor’s right, title, and interest in and to the Marks and the Assigned Rights, together with the associated goodwill.

E. Concurrently with such assignment, Assignee is willing to grant back to Assignor a limited, quality-controlled field of use license to use the mark NAORIS solely in connection in the Licensed Field (or “Field of Use”) as defined below, on the terms set forth herein, including Assignor’s discontinuance of the term “PROTOCOL” and migration of its website to a non-“PROTOCOL” domain.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

1.1	Marks. “Marks” means the trademarks, service marks, trade names, and designations identified on Schedule A, including NAORIS and NAORIS PROTOCOL, together with all NAORIS-formative marks and all other marks listed on Schedule A, in each case whether registered or unregistered, and all common-law rights therein.

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1.2	Goodwill. “Goodwill” means the entire goodwill of the business connected with and symbolized by the Marks.

1.3	Licensed Mark. “Licensed Mark” means the mark NAORIS only. For the avoidance of doubt, the Licensed Mark does not include NAORIS PROTOCOL, the term “PROTOCOL,” or any other Mark.

1.4	Coin. “Coin” means the $NAORIS cryptocurrency token (and any successor or renamed native digital asset) issued, marketed, distributed, or traded by Assignor, in its capacity as a digital asset.

1.5	Licensed Field or Field of Use. “Licensed Field” or “Field of Use” means the marketing, promotion, offering, sale, distribution, exchange listing, and trading of the Coin, and directly related community and informational and necessary ancillary goods and services, and no other goods or services.

1.6	Reserved Goods and Services. “Reserved Goods and Services” means all goods and services described in the Applications and otherwise offered under the Marks other than the Coin, including, without limitation, the Class 9 downloadable software and the Class 42 software design, development, and software-as-a-service offerings relating to cybersecurity, decentralized network security, post-quantum cryptographic security, and blockchain and distributed-ledger security; the mark NAORIS PROTOCOL; and all Marks other than the Licensed Mark. All Reserved Goods and Services and all Marks other than the Licensed Mark are reserved exclusively to Assignee.

2.	ASSIGNMENT OF MARKS AND GOODWILL

2.1	Assignment. Assignor hereby irrevocably sells, assigns, transfers, and conveys to Assignee, and its successors and assigns, all of Assignor’s right, title, and interest, whether now existing or hereafter arising, in and to: (a) the Marks and any variations or derivations thereof; (b) all common-law and other rights in and to the Marks arising from use anywhere in the world; (c) the Applications and any registrations issuing therefrom, and any related foreign applications or registrations, to the extent of any right, title, or interest Assignor may hold therein; (d) the Goodwill; (e) the right to apply for, prosecute, register, renew, and maintain trademark and service-mark applications and registrations worldwide for the Marks and any variations or derivations thereof; and (f) all rights to sue for and recover damages, profits, and other remedies for any past, present, or future infringement, dilution, misappropriation, or other violation of the Marks.

2.2	Assignment Together With Goodwill. The foregoing assignment includes, and is made together with, the entire Goodwill of the business connected with and symbolized by the Marks. The Parties intend, and this Agreement shall be construed as, an assignment of the Marks together with their associated goodwill, and not an assignment in gross.

2.3	Use Inures to Assignee. The Parties acknowledge and agree that all use of the Marks by Assignor, whether occurring before or after the Effective Date (including any use within the Licensed Field under the license granted in Section 4), has inured and shall inure solely to the benefit of Assignee.

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2.4	No Retained Rights. Except for the limited license expressly granted back to Assignor under Section 4, Assignor retains no right, title, or interest in or to the Marks, the Assigned Rights, or the Goodwill.

3.	CONSIDERATION

As consideration for the assignment set forth in Section 2, Assignee shall pay or provide to Assignor the sum of US$1.00 and other good and valuable consideration, including the license granted back to Assignor under Section 4, the receipt and sufficiency of which are hereby acknowledged by Assignor.

4.	LICENSE BACK TO ASSIGNOR (COIN)

4.1	Grant. Subject to the terms and conditions of this Agreement, Assignee hereby grants to Assignor a non-exclusive, non-transferable, non-sublicensable, royalty-free, revocable license to use the Licensed Mark (NAORIS) solely within the Licensed Field.

4.2	Field of Use; Reservation of Rights. The license granted in Section 4.1 is strictly limited to use of the Licensed Mark within the Licensed Field. Assignee expressly reserves, and Assignor shall make no use of the Marks in connection with, the Reserved Goods and Services. Nothing in this Agreement grants Assignor any right to use NAORIS PROTOCOL, the term “PROTOCOL,” or any Mark other than the Licensed Mark, or to use the Licensed Mark for anything other than the Coin and necessary goods and service that must be offered with the Coin.

4.3	Quality Control. Assignor’s use of the Licensed Mark shall conform to the quality standards and trademark-usage guidelines established by Assignee from time to time, and shall be of a quality at least consistent with the reputation and goodwill associated with the Marks. Assignor shall use the Licensed Mark only in a form and manner approved by Assignee. Upon Assignee’s reasonable request, Assignor shall furnish representative specimens of its use, and Assignee may inspect and audit Assignor’s use upon reasonable notice. Assignor shall promptly correct any non-conforming use identified by Assignee, and in any event within thirty (30) days of notice.

4.4	Acknowledgment of Ownership; Covenant Not to Challenge. Assignor acknowledges and agrees that, as between the Parties, Assignee is the sole and exclusive owner of the Marks and all goodwill therein. Assignor shall not, directly or indirectly, (a) challenge or contest Assignee’s ownership of or rights in the Marks or the validity of this Agreement; (b) apply to register, or assist any third party in registering, any of the Marks or any confusingly similar mark in any jurisdiction; or (c) adopt or use any trademark, trade name, domain name, or social-media identifier that is confusingly similar to the Marks, except as expressly licensed herein.

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4.5	Restrictions. Assignor shall not (a) sublicense, assign, or otherwise transfer the license or any rights hereunder; (b) use the Licensed Mark outside the Licensed Field; (c) use NAORIS PROTOCOL, the term “PROTOCOL,” or any Mark other than the Licensed Mark; (d) combine the Licensed Mark with any other mark or create composite or derivative marks without Assignee’s prior written consent; or (e) use the Marks in any manner that is unlawful, deceptive, or that disparages or dilutes the Marks or Assignee.

4.6	Discontinuance of “PROTOCOL”; Domain Migration; Transition. Within thirty (30) days after the Effective Date, Assignor shall: (a) cease all use of the mark NAORIS PROTOCOL and of the term “PROTOCOL” in connection with the Coin and in its website, marketing, advertising, and promotional materials; (b) cease use of the domain www.naorisprotocol.com and migrate its website to www.NaorisCoin.com, or another domain that does not include the term “PROTOCOL,” as approved by Assignee; (c) cease all use of the Marks other than the Licensed Mark, and all use of the Licensed Mark outside the Licensed Field, including, without limitation, removing the “Solutions” offerings and any use of DPOSEC (including “dPoSec”), NAORIS DECENTRALIZED SWARM Al (including “Swarm Al” as a product or service designation), NAORIS CORE, NAORIS PQ VPN, DIVA, SPOE, DQTT, and STATEPROOF; and (d) direct all inquiries concerning the Reserved Goods and Services to Assignee.

4.7	Separateness Notice (Non-Affiliation Banner). (a) Concurrently with the migration under Section 4.6, and continuously thereafter for so long as Assignor uses the Licensed Mark, Assignor shall display a clear and conspicuous non-affiliation banner (the “Separateness Notice”) on the landing page and in the footer of its website (www.NaorisCoin.com or the approved replacement domain), and in such other marketing materials as Assignee may reasonably request, in a form approved in advance by Assignee. (b) The Separateness Notice shall, at a minimum, state that: (i) the Coin issuer (operated by NOSE Cyber Ltd) and Naoris Quantum Protocol Inc. are separate and independent legal entities; (ii) the website, the Coin, and the products and services offered thereon are provided by NOSE Cyber Ltd, and not by Naoris Quantum Protocol Inc.; and (iii) the Coin is not a security of, and is not offered or sold by, Naoris Quantum Protocol Inc., and nothing on the website constitutes an offer of any securities of Naoris Quantum Protocol Inc. (c) Assignor shall not modify or remove the Separateness Notice without Assignee’s prior written consent and shall promptly conform it to any reasonable changes Assignee requires.

4.8	Term and Termination of License. The license granted in Section 4.1 shall commence on the Effective Date and shall continue until terminated. Assignee may terminate the license (a) immediately upon written notice if Assignor breaches any provision of this Agreement and fails to cure such breach within thirty (30) days after written notice, or (b) for convenience upon ninety (90) days’ prior written notice. Upon expiration or termination of the license, Assignor shall immediately cease all use of the Marks, and all rights in the Marks shall remain vested exclusively in Assignee. Sections 2, 4.4, 7, 8, and 1O shall survive termination.

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5.	ASSIGNOR COVENANTS AND ASSURANCES

5.1	No Challenge. Except as necessary to enforce its rights under this Agreement, Assignor shall not, directly or indirectly, by administrative proceeding, civil action, or otherwise, oppose, cancel, or otherwise challenge the use, registration, ownership, or validity of the Marks, or any variations or derivations thereof, by Assignee or its successors for or in connection with any goods or services anywhere in the world.

5.2	No Future Use or Registration (Except as Licensed). Except for the limited license expressly granted to Assignor under Section 4, Assignor shall not use, apply to register, or register the Marks, or any variations or derivations thereof, for any goods or services anywhere in the world. For the avoidance of doubt, Assignor’s continued use of the Licensed Mark within the Licensed Field is permitted solely as, and for so long as, licensed under Section 4.

5.3	Discontinuance of Other Use. Upon execution of the short-form Trademark Assignment attached as Exhibit 1, and subject to the transition period in Section 4.6, Assignor shall discontinue all use of the Marks and any variations or derivations thereof, other than the licensed use of the Licensed Mark within the Licensed Field under Section 4.

5.4	Further Assurances. Assignor shall, at Assignee’s reasonable request and expense, execute and deliver such further instruments and documents, and take such further actions, as may be necessary or desirable to perfect, record, and give full effect to the assignment set forth herein, including the short-form Trademark Assignment attached as Exhibit 1 for recordation with the USPTO and any corresponding documents for foreign trademark offices.

5.5	Cooperation. Assignor shall reasonably cooperate with Assignee in the prosecution, maintenance, defense, and enforcement of the Marks, including providing evidence of use and dates of first use within Assignor’s knowledge or control.

5.6	Domain Names and Social Media. Upon Assignee’s request, Assignor shall assign or transfer to Assignee, or cause to be assigned or transferred, the domain www.naorisprotocol.com and any other domain names and social-media identifiers incorporating NAORIS PROTOCOL or the term “PROTOCOL,” and any domain names or identifiers incorporating the Marks that are not necessary for the licensed Coin use, on terms to be agreed by the Parties.

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6.	REPRESENTATIONS AND WARRANTIES

6.1	By Assignor. Assignor represents and warrants to Assignee, as of the Effective Date, that: (a) Assignor is duly formed, validly existing, and in good standing under the laws of its jurisdiction of organization, and has full power and authority to enter into this Agreement and to assign the Assigned Rights, and has obtained all third-party consents, approvals, and authorizations necessary to do so, including any consents required under any existing license or other agreement; (b) Assignor owns and has the right to assign all of its right, title, and interest in and to the Assigned Rights, free and clear of all liens, security interests, encumbrances, injunctions, judgments, and other restrictions; (c) Assignor has not previously assigned, licensed, pledged, encumbered, or otherwise transferred any of the Assigned Rights to any third party; (d) Assignor has used the Marks in commerce in connection with the relevant goods and services and, to its knowledge, has taken the actions reasonably necessary to maintain and protect the Marks; (e) no action, suit, proceeding, claim, or demand is pending or, to Assignor’s knowledge, threatened that challenges the legality, validity, enforceability, use, or ownership of the Marks, except as disclosed in writing to Assignee; and (f) to Assignor’s knowledge, the Marks do not infringe, and Assignee’s use of the Marks on the relevant goods and services will not infringe, the intellectual-property rights of any third party.

6.2	By Assignee. Assignee represents and warrants that it is duly formed, validly existing, and in good standing under the laws of the State of Nevada, and that it has full power and authority, and has obtained all consents and authorizations required, to enter into this Agreement and to acquire the Marks.

6.3	Mutual. Each Party represents and warrants that this Agreement has been duly authorized, executed, and delivered by it and constitutes its legal, valid, and binding obligation, enforceable in accordance with its terms.

7.	CONFIDENTIALITY

The Parties shall keep the terms of this Agreement, including the consideration, in strict confidence and shall not disclose them to any third party in the absence of the other Party’s prior written consent, except as required by applicable law, regulation, taxing authority, or court order, or as reasonably necessary to enforce this Agreement or to a Party’s professional advisors. This Agreement itself shall not be filed or recorded with the USPTO or with the trademark authority of any state or foreign jurisdiction. Notwithstanding the foregoing, the short-form Trademark Assignment attached as Exhibit 1 (which does not disclose the consideration or other commercial terms) may be recorded by Assignee with the USPTO and any other applicable trademark authority for the purpose of perfecting title to the Marks.

8.	INDEMNIFICATION

8.1	By Assignor. Assignor shall indemnify and hold Assignee harmless against any and all damage, loss, liability, and expense (including reasonable attorneys’ fees and expenses, whether involving a third-party claim or a claim solely between the Parties) incurred or suffered by Assignee arising out of any misrepresentation or breach of any warranty, covenant, or agreement made or to be performed by Assignor under this Agreement.

8.2	By Assignee. Assignee shall indemnify and hold Assignor harmless against any and all damage, loss, liability, and expense (including reasonable attorneys’ fees and expenses, whether involving a third-party claim or a claim solely between the Parties) incurred or suffered by Assignor arising out of any misrepresentation or breach of any warranty, covenant, or agreement made or to be performed by Assignee under this Agreement.

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9.	RECORDATION

Assignee may, at its sole discretion and expense, record the Exhibit 1 short-form Trademark Assignment, or a memorandum of assignment, with the USPTO and any other applicable governmental authority for the purpose of perfecting title to the Marks. Assignor shall not record any document inconsistent with this Agreement.

10.	MISCELLANEOUS

10.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict-of-laws principles, except that the existence, validity, and scope of U.S. trademark rights shall be governed by applicable U.S. federal law.

10.2	Breach; Attorneys’ Fees. If either Party breaches this Agreement. the breaching Party shall pay all reasonable attorneys’ fees and costs incurred by the non-breaching Party as a result of, or in enforcing this Agreement in connection with, such breach.

10.3	Entire Agreement. This Agreement, together with its Schedule and Exhibit, constitutes the entire agreement between the Parties concerning its subject matter and supersedes all prior or contemporaneous representations, communications, and agreements, whether written or oral.

10.4	Amendment; Waiver. This Agreement may be amended, modified, or supplemented only by a writing signed by both Parties. No waiver shall be effective unless in writing, and no waiver shall constitute a continuing waiver.

10.5	Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall continue in full force and effect, and the invalid provision shall be modified to the minimum extent necessary to make it enforceable.

10.6	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Assignor may not assign this Agreement without Assignee’s prior written consent; Assignee may freely assign this Agreement in connection with a transfer of the Marks.

10.7	Notices. All notices shall be in writing and delivered to the addresses set forth beneath the Parties’ signatures (or as later designated in writing).

10.8	Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, including by facsimile or electronic signature, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

10.9	Relationship of the Parties. Nothing in this Agreement creates any partnership, joint venture, agency, or employment relationship between the Parties. The Parties are independent contractors.

10.10	Authority; Advice of Counsel. Each Party represents that it has read this entire Agreement, fully understands its terms and conditions, has had the opportunity to be advised by counsel of its choosing, and has the authority to execute this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

ASSIGNOR:

NDSE CYBER LTD

By:	/s/ Antonio Gomes
Name:	Antonio Gomes
Title:	CEO
Date:	18-Jul-2026

ASSIGNEE:

NAORIS QUANTUM PROTOCOL INC.

By:	/s/ David Carvalho
Name:	David Carvalho
Title:	CEO
Date:	19-Jul-2026

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SCHEDULE A

THE MARKS

The “Marks” include the following marks and the common-law rights and goodwill associated therewith, together with all NAORIS-formative marks and any other marks used by Assignor that are confusingly similar thereto, whether or not listed below:

Mark	U.S. Application Serial No(s).	Class(es)
NAORIS	99751431 (Cl. 9); 99751426 (Cl. 42)	9,42
NAORIS PROTOCOL	99751522 (Cl. 9); 99751612 (Cl. 42); 99751437 (Cl. 9, design); 99751528 (Cl. 42, design)	9,42
NAORIS CORE	99751417 (Cl. 9); 99751411 (Cl. 42)	9,42
NAORIS PQ VPN	99751535 (Cl. 9)	9
NAORIS DECENTRALIZED SWARM AI	99751390 (Cl. 9); 99751387 (Cl. 42)	9,42
DPOSEC	99751542 (Cl. 9); 99751552 (Cl. 42)	9,42
DIVA	99751395 (Cl. 9); 99751397 (Cl. 42)	9,42
SPOE	99751570 (Cl. 9); 99751561 (Cl. 42)	9,42
DQTT	99723527 (Cl. 9, 42)	9,42
STATEPROOF	99723510 (Cl. 9, 42)	9,42

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